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NEWS RELEASE                                                        Exhibit 99.1

CONTACT:    Charles F. Cargile
            Vice President, Chief Financial Officer
            949.253.1273
            E-mail: investor@newport.com
            Website: www.newport.com

            Cecilia A. Wilkinson/Mike Pollock
            Pondel/Wilkinson Group
            310.207.9300
            E-mail: investor@pondel.com

       NEWPORT CORPORATION COMPLETES MERGER WITH KENSINGTON LABORATORIES

     Irvine, California - Feb. 5, 2001--Newport Corporation (Nasdaq:  NEWP) said
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today that it has completed its previously announced merger with Kensington
Laboratories Inc., a privately held manufacturer of high-precision robotic and motion control equipment for the semiconductor and fiber optic communication industries.

     Newport issued approximately 3.5 million shares in the transaction, which is being accounted for as a pooling of interests.

     The transaction is immediately accretive to Newport's 2001 results and is expected to add an estimated $0.15 per diluted share to 2001 earnings. Because of the pooling accounting, Newport's 2000 earnings, reported on January 24, 2001 as $0.86 per diluted share, are expected to increase by approximately $0.10 per diluted share, subject to final audit.

     With the closing of the transaction, Newport can now commence finalizing the restatement of historical financials to include results of Kensington for all prior periods. The company intends to make restated historical data available to investors by the end of February 2001.
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     Kensington, which is headquartered in Richmond, California and holds more than 20 patents covering advanced robotics and motion control technology, had revenues of approximately $38 million in the year 2000.

     The company has a strong backlog of about $50 million, mostly in advanced high-throughput, sub-micron motion control and robotic systems used by the semiconductor industry, particularly in advanced 300 millimeter processing systems.

     The company's technology has also been applied to fiber optic component assembly and automation through its use in Newport's photonics packaging solutions over the last five years.

     "This merger significantly enhances Newport's material handling and submicron positioning capabilities and increases our manufacturing capacity for motion control products," said Robert G. Deuster, Newport's chairman and chief executive officer. "Kensington is a key strategic fit for Newport on several fronts.

     "Kensington's array of motion products and capabilities will be incorporated into the full spectrum of Newport assembly automation solutions for fiber connected optical device manufacturing. This is particularly important as system speed and material handling features are added to our test and assembly tools.

     "At the same time, Kensington's world-class competencies in nanometer-scale motion control and wafer handling systems for semiconductor production equipment expand our capability and capacity to meet growing customer demand.

     "That demand is being fueled, in part, by the semiconductor equipment industry's trend toward greater outsourcing and by the need for advanced motion control and optics as chip making companies move toward developing finer line widths and larger sized wafers."
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About Newport Corporation

     Newport Corporation is a global leader in the design, manufacture and marketing of high precision components, instruments and integrated systems to the fiber optic communications, semiconductor equipment, scientific research and industrial metrology markets. The company's innovative products are designed to enhance productivity and capabilities of test and measurement and automated assembly for precision manufacturing, engineering and research applications. Customers include Fortune 500 corporations, technology companies and research laboratories in commercial, academic and government sectors worldwide.

     The statements in this news release, including the estimates of Kensington's 2000 and 2001 operating results, the expected effects of the merger on Newport's earnings per share, and the statements made by Robert Deuster, are forward-looking statements that involve a number of risks and uncertainties. As discussed in Newport's Annual Report on Form 10-K for the year ended December 31, 1999, assumptions relating to the foregoing involve judgments with respect to, among other things, the ability of Newport to successfully integrate Kensington with Newport's other operations; the contributions of Kensington to Newport's business strategy; future economic, competitive and market conditions, including those in Europe and Asia and those related to Newport's and Kensington's strategic markets, particularly the fiber optics and semiconductor markets; whether the products offered by Kensington and Newport will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport's objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect such events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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